UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JUNE 18, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Loans to the Company

Ardent Mines Limited (the “Company”) has received a loan in the amount of $300,000 from Volodymyr Khopta.  In connection with such loan, the Company has issued a note to Volodymyr Khopta dated as of June 18, 2012 (the “Khopta  Note”).  The Khopta  Note has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of the Khopta  Note, the interest rate shall increase to fifteen percent (15%) per annum.  The Khopta  Note contains customary provisions regarding events of default.

The Company has received a loan in the amount of $50,000 from CRG Finance AG.  In connection with such loan, the Company has issued a note to CRG Finance AG dated as of June 19, 2012 (the “CRG Finance Note”).  The CRG Finance Note has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of the CRG Finance Note, the interest rate shall increase to fifteen percent (15%) per annum.  The CRG Finance Note contains customary provisions regarding events of default.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2012, Luciano de Freitas Borges, a member of the Company’s Board of Directors, received 450,000 shares of the Company’s common stock.  Such shares were originally issued to SV Commercial S.A. (the “Agent”) pursuant to an Introduction Agreement between the Company and the Agent dated as of December 15, 2010 regarding the identification of potential acquisitions of mining companies.  500,000 shares were issued to the Agent in connection with the Company’s acquisition of Gold Hills Mining Ltda. (“Gold Hills”), which was completed in May of 2011.  The Agent has re-allocated 450,000 of these 500,000 shares to Mr. Borges in recognition of his services in connection with the acquisition of Gold Hills.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ URMAS TURU
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  June 20, 2012